Exhibit 99.1

Form of Notice of Blackout Period to Directors and Executive Officers

October 6, 2014

To: Executive Officers and Members of the Board of Kimball International, Inc.

Re: Notice of Expected Imposition of Blackout Period Relating to Kimball International, Inc. Stock

This notice is being provided to you regarding an expected temporary suspension of trading in Kimball International, Inc. (“Kimball International”) equity securities during a short freeze period (the “Blackout Period”) that is expected to be imposed under the Kimball International, Inc. Retirement Plan (the “Plan”) in connection with the anticipated spin-off of Kimball Electronics, Inc. (“Kimball Electronics”) from Kimball International. A new stock fund, the Kimball Electronics Stock Fund, will be added to the investment lineup of the Plan. Those participants in the Plan, who have invested in the Kimball International Stock Fund as of October 31, 2014, will have the value of their Kimball International Stock Fund holdings allocated to the Kimball International Stock Fund and the new Kimball Electronics Stock Fund, according to the terms of the transaction agreements. The Blackout Period has been imposed to allow the creation and distribution of the Kimball Electronics Stock Fund. During the Blackout Period, participants in the Plan will not be able to exchange into or transfer out of either stock fund, request a loan, withdrawal, or distribution, or make an unscheduled loan repayment that involves either Kimball International common stock or Kimball Electronics common stock. The Blackout Period for the Plan is expected to begin as of 1 p.m., Eastern time, on October 30, 2014 and end the week of November 2, 2014.

Under the Sarbanes-Oxley Act of 2002, we are required to provide you with notice that during the Blackout Period, you are generally prohibited from directly or indirectly purchasing or acquiring any of the common stock of Kimball International offered to you for your service as an executive officer or director of Kimball International. You also may not directly or indirectly sell or transfer any common stock of Kimball International that you acquired previously through your service as an executive officer or director, regardless of whether you are a participant in the Plan. The Kimball International common stock that you own subject to these restrictions includes any shares you received under the Plan, the Amended and Restated 2003 Stock Option and Incentive Plan, and the 2010 Profit Sharing Incentive Bonus Plan.

In addition, the rule against the “indirect” sales or purchases, etc., can extend these prohibitions to transfers or acquisitions of common stock of Kimball International by immediate family members living with you or trusts or other entities in which you have an interest.

These restrictions may have exceptions for certain transactions, including, but not limited to Kimball International common stock purchased or sold pursuant to a 10b-5 Plan. The rules, however, are complex, and the criminal and civil penalties that could be imposed upon executive officers and directors who violate them could be severe. Therefore, please contact Julia Heitz-Cassidy directly at (812) 482-8409 or 1600 Royal Street, Jasper, IN 47549, before you, any immediate family member living with you or any trust or other entity in which you have an interest engages in any acquisition, sale or other disposition of common stock of Kimball International during the Blackout Period, if you believe that a transaction in which you have an interest may occur during the Blackout Period or if you have any questions concerning this notice. You may obtain, without charge, information as to whether the Blackout Period has begun or ended. Also, during the Blackout Period and for a period of two years after the ending date of the Blackout Period, a Kimball International security holder or other interested person may obtain, without charge, the actual beginning and ending dates of the blackout period. Please keep in mind that the expected end of the Blackout Period will in no way affect other prohibitions on trading common stock of Kimball International, including the normal prohibition on trading in common stock of Kimball International while in possession of material non-public information.